Monumental Marketing, Inc
110 East 59th St
New York, NY 10022

MONUMENTAL MARKETING APPOINTS INTERIM CEO

New York, NY, January 17, 2008 - Monumental Marketing, Inc. (OTC: MNUM.OB) announced today that they have terminated the employment of Haim Karo as the Company’s Chief Executive officer. The Board has appointed Margaret Johns as interim Chairman and CEO., Ms. Johns brings more than 20 years of successful business development, marketing and corporate finance experience to the company. Prior to joining Monumental Marketing Ms. Johns was the Director of Marketing and Communications for Alaron Financial Services, a wholly owned subsidiary of Alaron Trading a global futures firm and member of the CME, CBOT,  NYMEX and NYBOT.

A spokesperson for the Company said, “We believe that this change in leadership is a key component to the company’s continued growth and will play an integral part in the Company’s successful transition from product development to operations.”

The Company is scheduled to launch its first two products, the Bouncer M-22 and the Bouncer M-11 in the U.S. in Q2 2008. The Bouncer M-22 is a lightweight, ambidextrous duel shot non-lethal weapon that gives the shooter the opportunity to fire, switch barrels and fire again almost instantaneously. The Bouncer M-22 is small, light weight and designed to rest comfortably in the palm of the hand where it can be directed intuitively, similar to pointing a flashlight. The Bouncer M-11 is an add-on firing device designed for use with a handgun. The Bouncer M-11 is mounted on the handgun, allowing a non-lethal projectile to be used when lethal force is unjustified. With the Bouncer M-11 police, security and military personnel can carry a single weapon capable of successfully responding to a lethal or non-lethal environment.

Safe Harbor

Forward-Looking Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Additional information on risks for the Company can be found in our periodic filings found on EDGAR as filed from time to time with the US Securities and Exchange Commission.

Contact:

Margaret Johns, CEO

mjohns@safershot.com

(212)265-8600 ext 215